Canada Business Corporations Act	Loi canadienne sur les sociétés par actions	FORM 1 ARTICLES OF INCORPORATION (Section 6)	FORMULE 1 STATUTS CONSTITUTIFS (Article 6)
1 - Name of Corporation GIANT OIL & GAS INC.	Dénomination de la société

2 - The place or territory in Canada where the registered office is situated British Columbia	La province ou le territoire au Canada où est situé le siége social

3 -           The classes and any maximum number of shares that the  Catégories et le nombre maximal d’actions que la société
corporation is authorized to issue                                                                     est autorisée a émettre

The Corporation is authorized to issue an unlimited number of Common shares and an unlimited number of Preferred shares. The said classes of shares shall be attached thereto the rights and restrictions as in Schedule “A” annexed hereto and forming part hereof.

4 - Restrictions, if any, on share transfers Restrictions sur le transfert des actions, s’il y a lieu See Attached Schedule “B” annexed hereto and forming part hereof.

5 - Number (or minimum and maximum number) of directors Nombre (ou nombre minimal et maximal) d’administrateurs A minimum of one (1) director and a maximum of ten (10) directors.

6 - Restrictions, if any, on business the corporation may carry on None	Limites imposées à l’actvité commerciales de la société, s’il y a lieu

7 - Other provisions, if any Autres dispositions s’il y a lieu See Schedule ”C” annexed hereto and forming part hereof.

8 - Incorporators -- Fonateurs

Name(s) – Nom(s)	Address (including postal code) Adresse (inclure le code postal)	Signature

S. Campbell Fitch	1000 – 840 Howe Street Vancouver, BC V6Z 2M1

FOR DEPARTMENTAL USE ONLY -- À L’USAGE DU MINISTÈRE SEULEMENT Corporation No. -- No de la société	Filed -- Déposée

This is Schedule ”A” referred to in the

foregoing Articles of Incorporation for

Giant Oil & Gas Inc.

The shares of the Corporation shall have the rights and shall be subject to the restrictions, conditions and limitations as follows:

(a)	The holders of the Common shares shall be entitled to receive notice of, to attend to and to vote at meetings of the shareholders of the Corporation;
(b)	The Corporation may issue Preferred shares in one or more series;
(c)	The Directors may by resolution fix the number of shares in, and determine the designation of the shares of each series of Preferred shares; and
(d)	The Directors may by resolution alter the Articles of the Corporation to create, define and attach rights and restrictions to the shares of each series.

This is Schedule ”B” referred to in the

foregoing Articles of Incorporation for

Giant Oil & Gas Inc.

The right to transfer shares of the Corporation shall be restricted in that no shareholder shall be entitled to transfer any share in the capital of the Corporation without the express sanction of the directors of the Corporation expressed by a resolution passed by the votes of a majority of the directors of the Corporation at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of directors.

This is Schedule ”C” referred to in the

foregoing Articles of Incorporation for

Giant Oil & Gas Inc.

1.

The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation were, while in that employment, and have continued after the termination of that employment to be, shareholders of the Corporation, is limited to not more than fifty (50), two (2) or more persons who are the joint registered owners of one (1) or more shares being counted as one (1) shareholder.

2.	Any invitation to the public to subscribe for securities of the Corporation is prohibited.
3.	The board of directors of the Corporation may, without authorization of the shareholders of the Corporation, from time to time, in such amounts and on such terms as it deems expedient:
(a)	borrow money upon the credit of the Corporation;
(b)	issue, reissue, sell or pledge debt obligations of the Corporation;
	(c)	give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and
(d)

charge, mortgage, hypothecate, pledge or otherwise create a security interest in all or any of the currently owned or subsequently acquired property and assets of the Corporation, including, without limiting the generality of the foregoing, real and personal property, movable and immovable property, tangible and intangible assets, book debts, right, powers, franchises and undertakings, to secure any obligation of the Corporation.

4.

The board of directors may from time to time by resolution delegate to a committee of directors or to one or more of the directors or officers of the Corporation all or any of the powers hereby conferred upon the board to such extent and in such manner as the board shall determine at the time of each such delegation. Nothing in this section shall limit or restrict the borrowing of money by the Corporation or bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

5.

Pursuant to Section 106(8) of the Canada Business Corporations Act, the directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.